UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 29, 2014

Transcat, Inc.
(Exact name of registrant as specified in its charter)

Ohio	000-03905	16-0874418
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

35 Vantage Point Drive, Rochester, New York	14624
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	585-352-7777

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On August 29, 2014, Transcat, Inc. (“Transcat”), through its wholly-owned subsidiary Transmation (Canada) Inc., acquired, effective as of August 31, 2014, Ulrich Metrology Inc. (“Ulrich”), a leading Canadian provider of accredited and commercial calibrations, pursuant to a Share Purchase Agreement (the “Agreement”) by and among Ronald R. Barry, Ingrid Ulrich, the Ulrich Family Trust I and IMU Holdings Inc. (the “Sellers”).  There were no material relationships between the Sellers and Transcat or its affiliates, any director or officer of Transcat or any associate of such director or officer, other than in respect of the transaction.

Pursuant to the Agreement, Transmation (Canada) Inc. purchased all of the issued and outstanding shares of capital stock of Ulrich from the Sellers for an aggregate cash purchase price of C$7,129,000 (net of cash acquired), which reflects an adjustment, at closing, based on the estimated working capital of Ulrich as of August 31, 2014.  The purchase price is subject to possible further adjustment, after closing, based on the final calculation of Ulrich’s working capital as of August 31, 2014.  An amount of C$700,000 will be held in escrow for 12 months to secure the Seller’s obligations for post-closing adjustments and indemnification under the terms of the Agreement.

In addition, Transmation (Canada) Inc. and each Seller entered into a five-year Non-Disclosure, Non-Solicitation and Non-Competition Agreement as of August 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCAT, INC.

Dated: September 4, 2014	By:	/s/ John J. Zimmer
John J. Zimmer
Senior Vice President of Finance and Chief Financial Officer